Exhibit 19

Bain Capital Specialty Finance, Inc.

Bain Capital private credit

Insider Trading Policy

General

No director, manager, partner, officer or employee of the Company, Bain Capital, LP, Bain Capital Credit, LP, BCSF Advisors, LP (the investment adviser for Bain Capital Specialty Finance, Inc.) or BCPC Advisors, LP (the investment adviser for Bain Capital Private Credit) (each of BCSF Advisors, LP and BCPC Advisors, LP is referred to as the “Adviser” herein as the context requires), nor their respective immediate family members (including any spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling or person with whom such person has an adoptive or “in-law” relationship) who are living in their household or whose transactions in securities are directed by them or are subject to their influence or control (each, a “Covered Person” and collectively, the “Covered Personnel”), may engage in transactions in any securities while in possession of material non-public information regarding such securities where such information was improperly obtained, where it was obtained, where it was obtained under circumstances contemplating that it would not be used for personal gain and in certain other circumstances (so-called “insider trading”), nor may any Covered Person communicate such material non-public information to any person who could use such information to purchase or sell securities (so-called “tipping”).1 Any entity controlled by a Covered Person, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), is also subject to this Insider Trading Policy, and transactions by these Controlled Entities should be treated for the purposes of this Insider Trading Policy and applicable securities laws as if they were for the Covered Person’s own account.

This Insider Trading Policy continues to apply to transactions in Company securities even after termination of service to the Company. If a Covered Person is in possession of material non-public information when his or her service terminates, that Covered Person may not engage in transactions in Company securities until that information has become public or is no longer material.

Under this Insider Trading Policy, no Company will engage in transactions in Company securities while aware of material non-public information relating to the relevant Company or its securities.

What constitutes a security?

The term “securities” includes common and preferred stock, debt securities, options or derivative instruments with respect to securities, securities that are convertible into or exchangeable for other securities, as well as partnership interests.

What is material information?

The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor would consider

1 Liability for insider trading or tipping is contingent upon the existence of some fiduciary or other duty, a relationship of trust with respect to the source of the material nonpublic information or the misappropriation of such information. The following discussion assumes the existence of such a duty or relationship. Any Covered Person who comes into possession of material nonpublic information should presume that such a duty or relationship exists until the Chief Compliance Officer advises the Covered Person to the contrary.

the information important in deciding whether to buy or sell the securities in question or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the non-public information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved.

Common, but by no means exclusive, examples of what may be “material” include the following:

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Dividend declarations (cash or stock) and stock splits;
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Dividend increases or decreases;
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Financial forecasts, especially earnings estimates;
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Changes in previously disclosed financial information;
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Mergers, acquisitions or tender offers (including those that are pending or proposed);
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Proposed issuances of new securities;
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Stock repurchase programs;
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Major litigation;
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Significant changes in management or operations;
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Extraordinary borrowings, impending bankruptcy or liquidity problems;
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Company restructurings;
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Development of a significant new product, process, or service;
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A significant cybersecurity incident, such as a data breach, or any other significant disruption in a company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
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Purchase or sale of substantial assets (including those that are pending or proposed); and
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Governmental investigations, criminal actions or indictments and any collateral consequences.

“Inside” information could be material because of its expected effect on the price of the Company’s outstanding securities, securities of the Company’s portfolio companies, the stock of another company not related to the Company or the stock of several such companies. Moreover, the resulting prohibition against the misuse of inside information includes not only restrictions on trading in the Company’s outstanding securities, but restrictions on trading in the securities of such other companies affected by the inside information.

Because materiality determinations are often challenged with the benefit of hindsight, if a Covered Person has any doubt whether certain information is “material,” the information should be considered to be material.

What is non-public information?

Information is “non-public” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the Securities and Exchange Commission or press releases issued by the issuer of the securities or reference to such information in wire services or publications of general circulation such as Reuters, Bloomberg, Dow Jones, The Wall Street Journal or The New York Times. However, some time, at a minimum 24 hours, must be allowed after publication for this information to be effectively communicated to the public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

Clearance of Transactions

All purchases and sales of Company securities by all Covered Personnel (and their respective immediate family members) must be cleared by the Chief Compliance Officer or his or her designee prior to placing any order related to such transactions. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company and should describe fully those circumstances to the Chief Compliance Officer or his or her designee. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.

Covered Personnel generally will only be given permission to trade in the Company’s securities during the period beginning 24 hours after the release of the Company’s quarterly earnings and ending 30 days after or on such other date as is determined by the Chief Compliance Officer. Clearance of a transaction will generally be valid only for 48 hours following such clearance or such other period specified by the Chief Compliance Officer. If the transaction is not completed within the 48 hour or other specified period, pre-clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. In limited circumstances, the CCO may also approve Covered Personnel trading in the Company’s securities outside of trading windows.

From time to time, an event may occur that is material to the Company or the market for its securities and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the relevant Company securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company securities during an event-specific blackout, the Company’s Chief Compliance Officer will inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Company’s Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while in possession of material non-public information regarding the Company or the market for its securities.

Avoidance of Speculative Transactions

Certain types of transactions as well as the timing of trading may raise an inference of the improper use of inside information. In order to avoid even the appearance of impropriety, the Company discourages trades by Covered Personnel that are of a short-term, speculative nature (such as buying or selling puts or calls or other derivative securities (other than derivative securities issued by the Company, such as convertible notes) based on the Company’s securities or entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities) rather than for investment purposes. Short-selling and margining of (borrowing against) securities of the Company are prohibited.

Limited Disclosure

Covered Personnel who have access to material information regarding the Company or its operations should exercise the utmost caution in preserving the confidentiality of that information. If anyone becomes aware of a leak of material information, whether inadvertent or otherwise, he or she should report such leak immediately to the Chief Compliance Officer. Any Covered Person who “leaks” inside information to a “tippee” may be equally liable with the tippee to third parties for any profit of the tippee. Of course, it will be necessary from time to time, for legitimate business reasons, to disclose material information to persons outside of the Company. Such persons might include commercial bankers, investment bankers or other companies with whom the Company may be pursuing a joint project. In such situations, material non-public information should not be conveyed until an express understanding, typically in the form of a nondisclosure agreement (“NDA”) has been reached that such information may not be used for trading purposes and may not be further disclosed other than for legitimate business reasons. Please contact the Chief Compliance Officer before disclosing any material non-public information regarding the Company to a third party or entering into an NDA.

Material non-public information (and all other Company confidential information, including information about the Company’s portfolio, investment strategies or pending transactions) should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive the information.

The following practices should be followed to help prevent the misuse of material non-public information and other types of confidential information:

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Avoid discussing or even speculating about confidential matters in places where you may be overheard by people who are not authorized to receive such information. Do not discuss confidential information with friends, relatives or social acquaintances.
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Always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
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Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
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Comply with the specific terms of any confidentiality agreements of which you are aware.

Rule 10b5-1 Plans

Covered Persons may implement a so-called Rule 10b5-1 plan, which is a written plan for trading securities that is designed in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. A Rule 10b5-1 plan that is established in good faith at a time when a person is unaware of material non-public information provides such person with an affirmative defense against accusations of insider trading when such person executes pre-planned trades. Covered Persons are required to consult with and receive the approval of the Chief Compliance Officer prior to entry into a Rule 10b5-1 plan.

Dividend Reinvestment

This Insider Trading Policy does not apply to purchases of Company securities under the Company’s dividend reinvestment plan resulting from automatic reinvestment of dividends paid on Company securities. This Insider Trading Policy, including any black-out periods applicable to transacting in Company securities, does apply, however, to voluntary purchases of Company securities resulting from additional contributions a Covered Person chooses to make to any such dividend reinvestment plan, and to a Covered Person’s election to participate in the plan or increase their level of participation in the plan. This Insider Trading Policy also applies to a Covered Person’s sale of any Company securities purchased pursuant to the plan.

Penalties for Insider Trading

Liability and penalties for insider trading or tipping are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (for example, where the person tipped another).

Penalties and liabilities include:

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civil injunctions;
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private civil damage actions;
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jail sentences;
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disgorgement of profits (or the amount of losses avoided) plus statutory interest;
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civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually received a benefit (for example, where the person tipped another);
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criminal fines for the Covered Person;
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civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; or
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criminal fines for the employer or other controlling persons.

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.